Exhibit 10.1

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (“Agreement”), dated as of July 2, 2007, by and between ACCBT Corp., a corporation duly incorporated under the laws of the British Virgin Islands (“ACCBT”), and Brainstorm Cell Therapeutics Inc., a corporation duly incorporated under the laws of the State of Delaware, USA (“Company”).

WHEREAS, the Investor (as defined below) wishes to subscribe for and purchase, and the Company wishes to issue and sell, upon the terms and conditions stated in this Agreement, (i) up to 27,500,000 shares of the Company’s common stock, par value 0.00005 per share (“Common Shares”), at an aggregate subscription price of up to $5.0 million (“Maximum Subscription Price”) for all possible subscription shares hereunder (“Subscription Shares”), and (ii) warrants in substantially the form attached hereto as Exhibit A (“Warrants”), to acquire up to such additional number of Common Shares as provided below (as exercised, collectively, the “Warrant Shares”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) pursuant to which the Company will provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the 1933 Act (as defined below) and the rules and regulations, promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1.	DEFINITIONS

Other than certain capitalized terms defined in the body of this Agreement, the following terms will have the meaning ascribed to them below:

1.1	“$” means United States Dollars.

1.2	“1933 Act” means the United States Securities Act of 1933, as amended.

1.3	“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

1.4
“Affiliate” means with regard to an entity (“X”), any entity that directly or indirectly (i) is under Control of X, (ii) has Control over X, or (iii) is under common Control with X. For this purpose, “Control” shall mean ownership of more than fifty percent (50%) of the equity or voting power of an entity or the right to appoint at least fifty percent (50%) of the members of the Board of Directors of such entity.

1.5	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the state of Delaware generally remain closed.

1.6	“Bylaws” means the Company’s Bylaws as in effect on the date hereof.

1.7	“Certificate of Incorporation” means the Company’s Certificate of Incorporation as in effect on the date hereof.

1.8
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

1.9	“First Closing” means the closing for the first purchase referred to in the table included in §2.2 below.

1.10	“First Closing Date” means the date of the First Closing.

1.11	“GAAP” means United States Generally Accepted Accounting Principles.

1.12
“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

1.13	“Investor” means ACCBT Corp. and any other Person designated thereby to hold any or all of the Securities.

1.14	“Knowledge of the Company” or the “Company’s Knowledge” means the actual knowledge of the executive officers of the Company, after due inquiry.

1.15	“Last Closing” means the closing for the last purchase referred to in the table included in §2.2 below.

1.16	“Last Closing Date” means the date of the Last Closing.

1.17
“Material Adverse Effect” means a material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). Any adverse effect having a gross value of US$50,000 or a market price per Share of 10% less than the bid price per Share hereunder as of the closing on any trading day between 30 and 10 days prior to a given Closing shall be deemed a Material Adverse Effect.

1.18
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.19	“Principal Market” means the NASD’s OTC Bulletin Board.

1.20	“Regulation D” means Regulation D under the 1933 Act.

1.21	“SEC” means the United States Securities and Exchange Commission.

1.22	“Second Closing” means the closing for the second purchase referred to in the table included in §2.2 below.

1.23	“Second Closing Date” means the date of the Second Closing.

1.24	“Securities” means the Common Shares, the Warrants and the Warrant Shares, collectively.

2.	BASIC TRANSACTION

2.1
Purchase of Common Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, and the Investor’s right to not make any further payments on account of the Maximum Subscription Price in accordance with Section 2.2 below, the Company shall issue and sell to the Investor, and the Investor agrees to subscribe for and purchase from the Company on (or, at the election of the Investor, before) the dates and for the consideration set forth below up to 27,500,000 Subscription Shares as provided below. Further, at such dates, and for no additional consideration, if the Investor subscribes for and purchases the relevant Subscription Shares, then the Company shall issue to the Investor Warrants to acquire up to 30,250,0000 additional Common Shares as provided below. For such Warrants representing the first 10,083,333 Common Shares issuable upon exercise, the Exercise Price (as defined in the Warrant) shall be - $0.20 (twenty cents) per share; for such Warrants representing the next 10,083,333 Common Shares issuable upon exercise, the Exercise Price (as defined in the Warrant) shall be - $0.29 (twenty nine cents) per share; and for such Warrants representing the next 10,083,334 Common Shares issuable upon exercise, the Exercise Price (as defined in the Warrant) shall be - $0.36 (thirty six cents) per share.

Purchase Date	Purchase Price	Number of Subscription Shares	Number of Warrant Shares
August 30, 2007:	$1,250,000 (of which $250,000 was paid on May 6, 2007)	6,875,000	7,562,500
November 15, 2007:	$750,000	4,125,000	4,537,500
February 15, 2008:	$750,000	4,125,000	4,537,500
May 15, 2008:	$750,000	4,125,000	4,537,500
July 30, 2008:	$750,000	4,125,000	4,537,500
November 15, 2008:	$750,000	4,125,000	4,537,500

2.2
Closings. Separate closings of the purchase and sale of the Subscription Shares and the Warrants (each, a “Closing” and together the “Closings”) shall occur on each of the purchase dates set forth above (each, a “Closing Date”) and shall take place at such time and place as the Company and the Investor shall agree. Notwithstanding the above, the Investor may elect to advance any Closing Date; provided, however, that such date will not be earlier than 7 days following such notice. At each Closing, the Company shall deliver to the Investor the number of Subscription Shares and Warrants set forth above upon the delivery to the Company by the Investor of a certified check or wire transfer of funds in the amount set forth opposite each purchase date above. The Subscription Shares deliverable to the Investor hereunder at each Closing will be evidenced by a single certificate registered in the Investor’s name (including, for the avoidance of doubt, a nominee as ACCBT may specify) and, when issued in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid, nonassessable and free and clear of all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

2.3
Investor’s Right to Cease Payments. Notwithstanding the foregoing, with respect to any payment other than the payment payable by the Investor on the First Closing Date and without derogating from the provisions of Section 7 below, the Investor shall have the right, upon 45 days notice to the Company prior to the next scheduled Closing Date, to not make the next scheduled or any further payments on account of the Maximum Subscription Price (and, accordingly, the Company will not be required to issue any further Subscription Shares and Warrants), without incurring any liability. Upon such notice, this Agreement as it pertains to the transactions contemplated in connection with a subsequent Closing (and, at the election of the Investor, also in connection with other or all subsequent Closings) shall terminate, whereupon the Company shall have no claim against or recourse to the Investor and may not alter or cancel any of the Investor’s rights (other than the Investor’s rights to make further investments in the Company) or obtain any compensation from the Investor.

3.	INVESTOR’S REPRESENTATIONS AND WARRANTIES

The Investor represents and warrants to the Company that the statements contained in this Section 3 are, on the date of this Agreement, and, as of each Closing Date, correct and complete (as though made then and as though each Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in Annex I attached hereto.

3.1	Organization of the Investor. The Investor is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the British Virgin Islands.

3.2
Authorization; Enforcement; Validity. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by the Investor’s Board of Directors and no further filing, consent, or authorization is required by the Investor, its Board of Directors or its shareholders. This Agreement has been duly executed and delivered by the Investor, and shall constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3
Brokers’ Fees. The Investor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

3.4
No Public Sale or Distribution. The Investor is (i) acquiring the Subscription Shares and the Warrants and (ii) upon the exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Warrant Shares issuable upon exercise of the Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with, or pursuant to, or a registration statement or an exemption under the 1933 Act.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company (which for purposes of the representations and warranties under this Section 4 is deemed to include any subsidiary of the Company, unless the context otherwise requires) represents and warrants to the Investor that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of each Closing Date (as though made then and as though each Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Company to the Investor on the date hereof, attached hereto (“Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1
Organization and Qualification. The Company is duly organized, validly existing and, if applicable under the laws of its place of incorporation, in good standing under such jurisdiction, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company has one subsidiary, which subsidiary is identified in Section 4.1 of the Disclosure Schedule.

4.2
Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Warrants, the Registration Rights Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Warrants, the issuance of the Warrant Shares upon exercise of the Warrants, have been duly authorized by the Company’s Board of Directors and no further filing, consent, or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.3
Issuance of Securities. The issuance of the Subscription Shares and the Warrants is duly authorized and is free from all taxes, liens and charges with respect to the issue thereof. As of each Closing, a number of Common Shares shall have been duly authorized and reserved for issuance which equals at least 110% of the maximum number of Common Shares issuable upon exercise of the Warrants. Upon issuance or exercise in accordance with the Warrants, and payment of the consideration set forth in this Agreement, the Warrants and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holder being entitled to all rights accorded to a holder of Common Shares.

4.4
No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Warrants, and the issuance of the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected.

4.5
Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall have been obtained or effected on or prior to the First Closing Date.

4.6
Dilutive Effect. The Company understands and acknowledges that the number of Warrant Shares issuable upon exercise of the Warrants may increase beyond the initially anticipated amounts in certain circumstances. The Company further acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants, in each case, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

4.7
Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Shares or a change in control of the Company.

4.8	SEC Documents; Financial Statements

4.8.1
During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act with respect to such time period (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for registration statements on Form S-8, the Company has not filed any registration statements and any amendment thereto or any prospectus pursuant to Rule 424(b) under the 1933 Act since January 1, 2004.

4.8.2
As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor in connection with the transactions contemplated hereby which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.9
Absence of Certain Changes. Since March 31, 2007, there has been no event which has had, or could reasonably be expected to result, in a Material Adverse Effect on the Company. Without derogating from the generality of the above, since March 31, 2007, except in connection with the transactions contemplated herein, there has not been:

4.9.1
any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

4.9.2
any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any securities of the Company;

4.9.3	any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

4.9.4	any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

4.9.5
any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

4.9.6
any change or amendment to Certificate of Incorporation or the Bylaws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

4.9.7	Any change in the number of directors of the Company or a change in the minimum or maximum possible seats which may constitute the board.

4.9.8	any material labor difficulties or labor union organizing activities with respect to employees of the Company;

4.9.9	the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company; or

4.9.10	any steps taken to seek protection pursuant to any bankruptcy law, or receipt of any notice in writing that its creditors intend to initiate involuntary bankruptcy proceedings.

4.10
No Undisclosed Events, Liabilities, Developments or Circumstances. No material event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws and which has not been publicly announced.

4.11
Conduct of Business; Regulatory Permits. The Company is not in violation of any term of or in default under its Certificate of Incorporation or Bylaws. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation that are currently necessary or applicable to the operation of the Company as currently conducted and as proposed to be conducted, except to the extent that any such violation would not have a Material Adverse Effect.

4.12
Sarbanes-Oxley Act; Internal Controls. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective and applicable to the Company as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.13
Transactions With Affiliates. None of the officers, directors, shareholders or employees of the Company is presently, directly or indirectly, a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, shareholder or employee or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, shareholder or employee has a substantial interest or is an officer, director, shareholder, trustee or partner.

4.14	Equity Capitalization.

4.14.1
The authorized share capital of the Company consists of: (i) 800,000,000 Common Shares, of which as of the date hereof, 25,302,066 are issued and outstanding, and (ii) no shares of preferred shares. The Company has not authorized any other class or type of securities. All of such outstanding shares have been validly issued and are fully paid and nonassessable. None of the Company’s share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional share capital of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company. There are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound. There are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the 1933 Act (except the Registration Rights Agreement). There are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem it securities.

4.14.2
The issuance and sale of the Securities hereunder will not obligate the Company to issue Common Shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

4.14.3
The Company has furnished to the Investor true, correct and complete copies of the Certificate of Incorporation and the Bylaws, and the terms of all securities convertible into, or exercisable or exchangeable for, Common Shares and the material rights of the holders thereof in respect thereto.

4.14.4
The Disclosure Schedule contains a true and complete table summarizing the capitalization of the Company as of the date hereof and as of the First Closing, both on an outstanding basis and on a fully diluted as converted basis.

4.15
Indebtedness. The Company (i) has no outstanding Indebtedness, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, and (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

4.16	Contracts

Section 4.16 of the Disclosure Schedule lists all material contracts to which the Company is a Party. Without derogating from the generality of the above, the following contracts and other agreements are deemed material:

4.16.1	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $ 10,000 per annum;

4.16.2
any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $ 10,000;

4.16.3	any agreement concerning a partnership or joint venture;

4.16.4	any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $10,000;

4.16.5	any agreement concerning non-competition;

4.16.6	any agreement with any Person that is not at arm’s length to the Company, its directors, officers, employees or shareholders (or any of their respective Affiliates);

4.16.7
any profit sharing, share option, share purchase, share appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

4.16.8	any collective bargaining agreement;

4.16.9	any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $ 40,000 or providing severance benefits;

4.16.10	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

4.16.11
any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

4.16.12	any other agreement (or group of related agreements) the performance of which involves consideration in excess of $40,000.

4.17
The Company has delivered to the Investor a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedule (as amended to date). With respect to each such agreement:

4.17.1	the agreement is legal, valid, binding, enforceable, and in full force and effect;

4.17.2	the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

4.17.3
no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

4.17.4	no party has repudiated any provision of the agreement.

4.18
Absence of Litigation. There is no material action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, the Common Shares, any of the Company’s officers or directors or the transactions contemplated by the Transaction Documents.

4.19	Employee Relations.

4.19.1
The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

4.19.2
(i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there has been no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company, (iii) to the Company’s best Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations, (iv) the Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization and (vi) the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation.

4.20
Title. The Company owns no real property and has good and marketable title to all personal property owned by it which is material to the business of the Company, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities and personal property held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

4.21
Intellectual Property. There is no claim, previously asserted, pending, threatened or which, to the Knowledge of the Company, may otherwise be asserted (“Claim”) that would interfere with, or adversely impact upon, the Company's unencumbered right to use, make, sell, license, distribute, promote, apply, develop and make derivative works of (“Use”), the patents, patent rights, permits, licenses, trade secrets, trademarks (registered or unregistered), trademark rights, trade names, trade name rights, franchises, copyrights (registered or unregistered), inventions (regardless of whether patentable or not), software, confidential information, innovations and other intellectual property rights being used to conduct its business as now operated and as now proposed to be operated, or in the development, manufacture, use, distribution or licensing of the Company's proprietary technology, information, products, processes, or services (collectively, the “Intellectual Property Rights”). The Disclosure Schedule contains a list of all pending applications and registrations of any Intellectual Property Rights used by the Company. To the Knowledge of the Company, there is no reason to believe that the Use of the Intellectual Property Rights infringes, conflicts or will conflict with valid rights of any other Person. To the Knowledge of the Company, there is no pending or threatened claim to the effect that, and the Company has no reason to believe that, any such Intellectual Property Right is invalid or unenforceable by the Company or its licensor. The Company has no obligation known by the Company to compensate any Person for the use of any such Intellectual Property Rights, and the Company has not granted any Person any license or other rights to use in any manner any of the Intellectual Property Rights of the Company, whether requiring the payment of royalties or not.

4.22
Tax Status. The Company (i) has made or filed all income and all other tax returns, reports and declarations required by any taxing authority, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by any taxing authority, and the officers of the Company know of no basis for any such claim. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property.

4.23
Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.24
Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

4.25	Form S-1 Eligibility. The Company is eligible to register the Subscription Shares and the Warrant Shares for resale by the Investor using Form S-1 promulgated under the 1933 Act.

4.26
Disclosures. The Company confirms that neither it nor any other person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information. The written materials including the Company's representations herein and the Disclosure Schedules do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.27	Board Composition. The whole Board of Directors of the Company may be comprised of six directors. As of the date hereof, 3 seats are occupied and 3 seats are vacant.

5.	COVENANTS

5.1	Pre-Closing Covenants. The following shall apply between the date of execution of this Agreement and the First Closing:

5.1.1
The Company will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Investor may reasonably request or is required or advisable in connection with the matters referred to in Section 4.5 above. Each of the parties hereto will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies as may be required to execute and deliver the transactions contemplated by the Transaction Documents;

5.1.2
The Company shall not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company shall not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above;

5.1.3
The Company will permit representatives of the Investor to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Company during normal business hours upon prior notice to the Company, provided that the Company may withhold material non-public information of the Company if required to protect confidentiality of such information, except if the Investor agrees to maintain confidentiality of such information upon reasonable terms and conditions, which the Company shall propose; and;

5.1.4
The Company shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions as well as its relations with financial institutions, suppliers, prospective customers, and employees. The business of the Company shall not be conducted in violation of any law, ordinance or regulation of any governmental entity.

5.2
Adjustment of the Number of Shares and Price Per Share. In the event that at any time prior to the First Closing Date, the Company issues more Common Shares or other securities convertible into, exercisable or exchangeable for Common Shares, then the number of Subscription Shares and the price per share (but not the payment amounts or Maximum Subscription Price) will be adjusted to ensure that the Investor shall have the right to acquire up to 52.35% of the equity of the Company on a fully diluted as converted basis (assuming the Investor purchases all of the Subscription Shares and exercises in full all of the Warrants) and 50.02% of the issued and outstanding shares of the Company assuming the Investor invests the Maximum Subscription Price. In case the Investor invests less then the Maximum Subscription Price, the calculation will be “pro-rata” to the actual investment made by the Investor.

5.3	Pre-emptive Right

5.3.1
For so long as the Investor holds (taking into account, for the avoidance of doubt, a designee of ACCBT) at least 5% of the Company’s issued and outstanding Common Shares, if any additional shares or other securities of the Company, or options or rights to purchase shares of the Company or other securities directly or indirectly convertible into or exercisable for shares of the Company (including for greater certainty, shares of any newly created class or series) (collectively referred to in this Section as “Additional Securities”), are to be issued, the Company will offer the Investor to purchase its Pro Rata Share (as defined below) of such Additional Securities by notice given to it of the Company’s intention to issue Additional Securities, the aggregate and per Additional Security payable, and the number of such Additional Securities to be so issued. The Investor’s “Pro Rata Share” of the Additional Securities shall be equal to the total number of Additional Securities so offered, multiplied by the quotient of X/Y, where X is equal to the number of Common Shares beneficially owned on a fully-diluted as converted basis by the Investor (including, for the avoidance of doubt, a designee of ACCBT), and Y is equal to aggregate number of outstanding Common Shares beneficially owned on a fully-diluted as converted basis by all of the shareholders of the Company, all as at the date notice is given of such offer. The Investor will have 30 days from the date such notice is given to give a notice to the Company (the “Notice of Subscription”) of its intention to purchase all or any of the Additional Securities to which it is entitled and will indicate in such notice the maximum number of Additional Securities that it is willing to purchase (which number may be greater than or less than its Pro Rata Share). Should the Investor wish to subscribe for Additional Securities in excess of its Pro Rata Share, it shall, in the Notice of Subscription, specify the number or dollar amount, as the case may be, of Additional Securities in excess of its Pro Rata Share that the Investor wishes to purchase. Any Additional Securities remaining unsubscribed for following such 30 days shall be used to satisfy the subscription of the Investor for Additional Securities in excess of its Pro Rata Shares but the Investor shall not be bound to take any Additional Securities in excess of the maximum amount it requested to purchase in its Notice of Subscription. The transaction of purchase and sale by the Company to the Investor pursuant to this Section 5.3 will be completed on the date specified by the board of directors of the Company, but not later than 30 days from the Notice of Subscription (as such date may be delayed by the duration necessary to obtain any regulatory approvals or consents). Any Additional Securities not taken up by the Investor may be issued within 90 days of such Additional Securities having been first offered to the Investor, at not less than the price and on terms no more favorable than the terms originally offered to the Investor, to such Persons as the board of directors of the Company determines.

5.3.2
The Company may issue Additional Securities without complying with the provisions of Section 5.3.1 above if such Additional Securities are permitted to be issued under sub-clauses (i) and (iii) of Section 5.7.2 below.

5.4	Board Composition. The Company shall cause the following to take place timely:

5.4.1
Immediately following the First Closing and thereafter (subject to Investor’s right to appoint 50.1% of the Board pursuant to Section 5.4.2 below), the Investor will be entitled to appoint 40% of the members of the Board of Directors of the Company and its subsidiary (fractions to be rounded up to the nearest whole number (and the same proportion shall apply to any committee), unless the rules of the SEC or any applicable securities exchange prohibit such. In order to effect this provision, then on or before the First Closing, the Company will have caused the election two nominees of the Investor to the Board of Directors of the Company, which shall number no more than 5, subject only to such Closing.

5.4.2
Upon payment of the first $2 million of the Maximum Subscription Price, the Investor shall be entitled to appoint 50.1% of the Board of Directors of the Company and its subsidiary (fractions to be rounded up to the nearest whole number) (and the same proportion shall apply to any committee), unless the rules of the SEC or any applicable securities exchange prohibit such. In order to effect this provision, on or before the Second Closing, the Company will have caused the election 3 nominees of the Investor to the Board of Directors of the Company, which shall number no more than 5, subject only to such Closing..

5.4.3
Following the First Closing Date, if the Investor elects to exercise its right to not make further payments toward the Maximum Subscription Price to the Company as set forth in Section 2.3 above and at when so ceasing it shall have paid less than US$4 million of the Maximum Subscription Price, then the Investor will be entitled to appoint only 40% of the members of the Board of Directors of the Company and its subsidiary (fractions to be rounded up to the nearest whole number) (and the same proportion shall apply to any committee).

5.4.4
The Investor's right to designate members of the Board of Directors shall automatically terminate at such time as the Investor holds less than 5% of the issued and outstanding share capital of the Company. In addition, the Investor's rights under this §5.4 are subject to the rules and regulations of any applicable securities exchange.

5.5
Cancellation of Certain Issued Warrant and Debenture. Upon the First Closing, the Investor will surrender to the Company the form of promissory note and warrants issued to the Investor on May 6, 2007, whereupon such promissory note and warrants will be deemed null and void. The parties hereto agree that the amount of $250,000 paid by the Investor in connection with the aforementioned issuance will be considered a payment made on the First Closing Date towards the payment due on such date (i.e., $1.25 million).

5.6
Security Holders Agreement. (i) The Investor, and (ii) certain security holders of the Company holding at least 31% of the issued and outstanding shares of the Company as at the date hereof shall have entered into a security holders agreement with the Investor in the form attached hereto as Exhibit C.

5.7
Protective Provisions. For so long as the Investor holds (taking into account, for the avoidance of doubt, a designee of ACCBT) at least 5% of the issued and outstanding share capital of the Company, no obligation of the Company (which, for purposes of this Section is deemed to include any subsidiary of the Company) will be entered into, no decision will be made, and no action will be taken by or with respect to the Company, either directly or indirectly (including by merger, consolidation or reclassification, or through the making of any shareholder proposal by any of its shareholder), with respect to the following matters without the written consent of the Investor:

5.7.1	any change in the Certificate of Incorporation or the Bylaws, or alteration of the capital structure of the Company through any reclassification or consolidation;

5.7.2
the allotment or issuance of any shares or other securities (including convertible debt) of the Company (or the entering into of any agreement or the making of any offer or the granting of any right capable of becoming an agreement to allot or issue any shares or other securities of the Company), except for: (i) shares issuable pursuant to (A) the Warrants, this Agreement and outstanding share options, convertible debt or warrants existing as of the date hereof, (B) up to 2,180,000 shares issuable to Company’s service providers under existing arrangements, and Common Shares under the Company’s equity incentive plans (where applicable), and (C) shares issuable as an introduction fee for the transaction contemplated hereby acceptable to the Investor, at its sole discretion; (ii) where the Investor has given notice of its declination, or otherwise fails, to make further payments toward the Maximum Subscription Price; and (iii) where prior to the First Closing the Company accepts any offer for investment in the Company of up to $500,000, in the same terms of the investments made by Meir Rosenbaum as of March 14, 2007;

5.7.3	the redemption, repurchase or other acquisition by the Company of any of its shares (or the payment into or setting aside of a fund for such purpose);

5.7.4	the declaration or payment of any dividend or the making of any distributions to any holders of any shares in the capital of the Company;

5.7.5
any dealings with, or the making of any payments to, any Person that is not at arm’s length to the Company, its directors, officers, employees or shareholders (or any of their respective Affiliates), except for those outstanding obligations existing as of the date hereof;

5.7.6
the sale, lease, exchange or other disposition granting of a security interest in, or exclusive license of, any material part of or all or substantially all of the property or assets (including intellectual property) of the Company or the incurrence of any Indebtedness or capital expenditures greater than $25,000 (except in the ordinary course of business or for a debt investment in the Company up to $500,000 prior to the First Closing Date);

5.7.7	the taking of any steps to voluntarily liquidate, dissolve, wind-up or otherwise terminate the corporate existence of the Company;

5.7.8
the creation, acquisition or disposition of any subsidiary, the purchase or acquisition of any partnership interest or securities issued by, or other equity or ownership interest in, any other entity, participation in any joint venture or strategic alliance;

5.7.9	any material change to the direction of the business of the Company or the related business plan as described in the SEC Documents;

5.7.10
engage in any share sale or exchange, merger, consolidation, amalgamation, arrangement, asset acquisition or any other similar transaction the effect of which is to place control of the business of the Company in the hands of an arm’s length third party;

5.7.11	any acquisition of at least the majority of shares or all, or substantially all, of the assets of any other Person;

5.7.12
pay any compensation to any officer, director or employee involving a cash or cash equivalent commitment of more than US$60,000 per annum (not taking into account any share-based awards pursuant to a board approved plan or existing arrangements); or

5.7.13	any commitment or agreement to do any of the foregoing.

5.8	Best Efforts. Each party hereto shall use its best efforts timely to satisfy each of the applicable conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

5.9
Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Investor promptly after such filing. The Company shall, on or before the First Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor at the First Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the First Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the First Closing Date.

5.10
Reporting Status. Until the date on which the Investor shall have sold all the Subscription Shares and the Warrant Shares and none of the Warrants is outstanding, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

5.11
Listing. The Company shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which the Common Shares are then listed and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Shares’ authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

5.12
Reservation of Common Shares. Subject to Section 2.3 above, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of providing for the issuance of the Subscription Shares and the exercise of the Warrants, such number of Common Shares as shall from time to time equal the number of all possible Subscription Shares not yet issued and Warrant Shares issuable upon the due exercise of the Warrants in accordance with their respective terms.

5.13
Notice of Developments. The Company will give prompt written notice to the Investor of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. No disclosure pursuant to this Section 5.13, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.14
No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

5.15	Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

5.16	Use of Proceeds. The net proceeds of the sale of the Subscription Shares and Warrants hereunder shall be used by the Company for working capital and general corporate purposes.

5.17	Exclusivity. Between the date of execution of this Agreement and the First Closing, the Company shall not:

5.17.1
solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Securities or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange); or

5.17.2
participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Investor immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE

The obligation of the Company hereunder to issue and sell the applicable Subscription Shares to the Investor at each Closing is subject to the satisfaction, at or before the relevant Closing Date, of each of the following conditions (if such remain relevant in a subsequent Closing), provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

6.1
The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the relevant Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the relevant Closing Date;

6.2	The Investor shall have executed and delivered to the Company each of the Transaction Documents to be delivered by the Investor hereunder together with the applicable proceeds of the investment; and

6.3	All of the terms, covenants and conditions of this Agreement to be performed and/or complied with by the Investor at or prior to the relevant Closing Date shall have been performed or complied with.

7.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO SUBCSCRIBE

Without derogating from the provisions of Section 2.3 above, the obligation of the Investor to purchase the relevant Subscription Shares at each Closing is subject to the satisfaction, at or before the relevant Closing Date, of each and all of the following conditions (if such remain relevant in a subsequent Closing), provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

7.1	The Company shall have executed and delivered to the Investor: (A) each of the Transaction Documents, and (B) the Warrants;

7.2
(i) The Investor and (ii) certain security holders of the Company, representing at least 31% of the issued and outstanding shares of the Company as at the date hereof, shall have entered into the security holders agreement set forth in Exhibit C.

7.3
The Company shall have taken such actions under the Company's Certificate of Incorporation and Bylaws and rights plan as may be necessary in the reasonable opinion of the Investor’s counsel to permit the purchase of the Subscription Shares and the Warrant Shares and to establish the rights of the Investor as contemplated under the Transaction Documents.

7.4
The representations and warranties of the Company shall be true and correct as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to each Closing Date, and no event has occurred which has had, or could reasonably be expected to result, in a Material Adverse Effect on the Company;

7.5	The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale and issuance of the Securities;

7.6
No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:

7.6.1	prevent consummation of any of the transactions contemplated hereby and by the other Transaction Documents,

7.6.2	cause any of the transactions contemplated hereby and by the other Transaction Documents to be rescinded following consummation, or

7.6.3	affect adversely the right of the Investor to own the Subscription Shares and/or the Warrant Shares.

7.7
The Investor shall have received a certificate, executed by the Chief Executive Officer (or principal executive officer) of the Company, dated as of each Closing Date, to the effect that each of the applicable conditions specified in Sections 7.2 through 7.6 above is satisfied in all material respects;

7.8
The Company shall have delivered to the Investor a certificate, executed by the Chief Executive Officer (or principal executive officer) of the Company and dated as of the First Closing Date, attaching and confirm the due passage and in-effect status of (i) resolutions adopted by the Company’s Board of Directors to approve the transactions contemplated by this Agreement and the other Transaction Documents, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the First Closing;

7.9	By the First Closing the relevant parties shall have entered into the Registration Right Agreement;

7.10
The Company and Ramot at Tel Aviv University Ltd. shall have (A) amended (i) the Research and License Agreement between them dated March 30, 2006, and (ii) the related Warrants, and (B) Ramot shall have waived all breaches of the Company under such Agreement and/or Warrants until the First Closing Date, all of the foregoing to the satisfaction of the Investor;

7.11
The Company's subsidiary shall have obtained written approval of the transactions contemplated hereby from Kiryat HaMada Ve'Hatechnologiya and others, the lessors of the Company's subsidiary's offices in Petach Tikva, to the satisfaction of Investor.

7.12	The Company shall have obtained Directors and Officers liability insurance to the Investor's satisfaction.

7.13
The Company shall have delivered to the Investor such other customary documents relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request. All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Investor.

8.	INDEMNIFICATION

8.1
Company’s Obligation to Indemnify. The Company shall defend, protect, indemnify and hold harmless the Investor (including, for the avoidance of doubt, each other holder of the Securities) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (“Claim”) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements and the reasonable cost of enforcement of this indemnity (“Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, or any other certificate, instrument or document contemplated hereby or thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.

8.2
Indemnification Procedure. Promptly after receipt by an Indemnitee under this Section 8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnitee shall, if a Claim in respect thereof is to be made against the Company under this Section 8, deliver to the Company a written notice of the commencement thereof including the factual basis for the Claim (if known) and the amount, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee. The Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such action or proceeding by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action or proceeding. The Company shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent (excluding where the Company has not elected to assume control of the defense), provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such action, proceeding or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all insurance proceeds, third parties, firms or corporations relating to the matter for which indemnification has been made. The failure by an Indemnitee to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 8 except to the extent that the Company is prejudiced in its ability to defend such action, in which event the liability of the Company to such Indemnitee shall be reduced by the amount of any losses incurred by the Company resulting from the Indemnitee’s failure to give such notice on a timely basis.

9.	TERMINATION

In the event that any of the Closings shall not have occurred on or before the Closing Date designated for such Closing as set forth in Section 2.1 above due to the Company’s or the Investor’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement at the close of business on such date as it pertains to the transactions contemplated in connection with the relevant Closing (and, at the non-breaching party’s election also in connection with all subsequent Closings) without liability of a party to the other party. Nothing in this Section 9 shall be deemed to release a party from any liability for any breach by such party of the applicable terms and provisions of this Agreement or the other Transaction Documents or to impair the right of a party to compel specific performance by the other party of its obligations under this Agreement or the other Transaction Documents.

10.	Miscellaneous

10.1
Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Israel without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the jurisdiction of the courts located in Israel (but not elsewhere) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.2
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

10.3	Construction

10.3.1	The recitals hereto constitute an integral part hereof.

10.3.2	The exhibits to this Agreement are incorporated herein by reference and made a part hereof.

10.3.3	The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.3.4	The word including shall mean including but not limited to.

10.3.5
This Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.4
Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.5
Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor and any amendment to this Agreement made in conformity with the provisions of this Section 10.5 shall be binding on the Investor and holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

10.6
Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, and when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Company:

Brainstorm Cell Therapeutic Inc.
12 Basel St. Petach Tikva
Tel: +972-3-9236384
Fax: +972-3-9236385
Atten.: Yoram Drucker

With a Copy to:

BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116
Attention: Thomas B. Rosedale

If to Investor:

ACCBT Corp.
Morgan & Morgan Building
Pasea Estate, Road Town, Tortola
BVI
Tel:
Fax:
Atten.: Mr. Chaim Lebovitch

With a Copy to:

Caspi & Co.
33 Yavetz St
65258 Tel Aviv, Israel
Tel: +972-3-7961000
Fax: +972-3-7961001
Atten.: Norman Menachem Feder

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to the other party five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

10.7
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Securities issued and issuable hereunder and under the Warrants including by way of a merger, consolidation, sale of all or substantially all of the Company’s assets and like transactions. The Investor may assign any of its rights or obligations hereunder.

10.8
No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.9
Survival. The representations and warranties of the Investor and the Company contained in Sections and 3 and 4 above and the applicable agreements and covenants set forth in Sections 4.25 above shall survive for four years after the Company makes such representations and warranties. Sections 2.3, 5, 8 and 10 shall survive termination or expiration of this Agreement.

10.10
Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.11
Nature of Representations. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

10.12
Confidentiality. Subject to Section 10.13 below, neither the Transaction Documents, the fact of their existence, nor their respective terms shall be disclosed to any party other than the Company and its advisors without the prior written consent of the Investor. In addition, the Company will not release and shall cause any of its shareholders not to release any information to the public regarding the Transaction Documents without the mutual agreement of both the Investor and the Company.

10.13
Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the Transaction Documents, the fact of their existence and their respective terms without the prior written approval of the other party hereto; provided, however, that the Company may make any disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities. In such case, the Company will, prior to making such disclosure, advise the Investor as promptly as practicable of its intent to make such disclosure, allow the Investor reasonable time to comment on such disclosure and consider the views of the Investor in respect of such disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

ACCBT Corp.	Brainstorm Cell Therapeutic Inc.

By: /s/ Chaim Lebovits Title: Director	By: /s/ Yoram Drucker Title: Chief Operating Officer